Results of a Special Meeting of Shareholders
On July 13, 2007, a Special Meeting of Shareholders was held to approve: (1) the merger of Western Asset Municipal Partners II Inc. (MPT) with and into Western Asset Municipal Partners Inc. (MNP); (2) the issuance of 900 shares of auction rate preferred stock; and (3) the amendment of the fund?s charter. The following table provides the number of votes cast for, against or withheld, as well as the number of abstentions and broker non-votes as to each matter voted on at the Special Meeting of Shareholders.

Approval of Merger, Issuance of Auction Rate Preferred Stock and
Amendment of Charter

                                   Common    Preferred
               Common   Preferred  Shares     Shares     Common     Preferred
               Shares     Shares    Voted      Voted     Shares     Shares
Item Voted On  Voted For Voted For Against    Against   Abstaining  Abstaining

Merger       2,461,155     402     102,923      1       33,208         2

Issuance of
Preferred Shares  N/A      402     N/A          1        N/A           2

Amendment
of Charter 2,461,155       402     196,585      1       66,318         2


Results of Annual Meeting of Shareholders
The Annual Meeting of Shareholders of Western Asset Municipal Partners Fund Inc. was held on March 30, 2007, for the purpose of considering and voting upon the election of Directors. The following table provides information concerning the matter voted upon at the meeting:

                        Common     Preferred   Common           Preferred
                        Shares      Shares      Shares            Shares
Nominees               Votes For   Votes For   Votes Withheld  Votes Against

William R. Hutchinson  3,853,854      604        205,752            0

Jeswald W. Salacuse    3,822,238      604        237,322            0


At June 30,2007,in addition to William R. Hutchinson and Jeswald W.Salacuse, the other Directors of the Fund were as follows:

Carol L. Colman
Daniel P. Cronin
Paolo M. Cucchi
Leslie H. Gelb
R. Jay Gerken
Dr. Riordan Roett